Exhibit 99(b)(3)

Execution Copy

LETTER AMENDMENT

Dated as of August 2, 2006

To One Equity Partners II, L.P.

320 Park Avenue

18th Floor

New York, New York 10022

Attention: Dan Selmonosky

Project Collect

Ladies and Gentlemen:

We refer to (i) the Commitment Letter dated July 18, 2006 (together with the attached annexes, the “Commitment Letter”) by and among Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities Inc. (“JPMorgan”; together with Morgan Stanley and JPMCB, “we” or “us”) and you, (ii) the Fee Letter dated as of July 18, 2006 by and among us and you (the “Fee Letter”) and (iii) the Engagement Letter dated as of July 18, 2006 by and among Morgan Stanley & Co. Incorporated (“MS”), JPMorgan and you (the “Engagement Letter”). Unless otherwise defined in this Letter Amendment (this “Letter Amendment”), terms defined in the Commitment Letter, the Fee Letter or the Engagement Letter are used herein as therein defined.

It is hereby agreed by you and us as follows:

The Commitment Letter is, effective as of the date of this Letter Amendment, hereby amended as follows:

(a) All references to “$450,000,000” as the amount of the Term Loan Facility shall be replaced with “$465,000,000”; and

(b) All references to “$550,000,000” as the aggregate principal amount of (i) the Senior Credit Facilities and (ii) the Senior Bank Financing shall be replaced with “$565,000,000”.

The Engagement Letter and the Fee Letter are, effective as of the date of this Letter Amendment, hereby amended by replacing all references to “$550 million” as the aggregate principal amount of the Senior Bank Financing with “$565 million”.

This Letter Amendment shall become effective as of the date first above written when the Senior Lead Arrangers shall have received counterparts of this Letter Amendment executed by the undersigned. The execution, delivery and effectiveness of this Letter Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any of Morgan Stanley, MS, JPMCB or JPMorgan under the Commitment Letter, Fee Letter or Engagement Letter, nor constitute a waiver of any provision of the Commitment Letter, Fee Letter or Engagement Letter.

Letter Amendment

2

This Letter Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Letter Amendment.

This Letter Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

If you agree to the terms and provisions hereof, please evidence such agreement by executing and returning a counterpart of this Letter Amendment to Kevin C. Brosseau of Shearman & Sterling LLP, at facsimile number (646) 848-7448.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

Letter Amendment

Very truly yours,
MORGAN STANLEY SENIOR FUNDING, INC.
By	/s/ Eugene F. Martin

Title: Vice President

MORGAN STANLEY & CO. INCORPORATED
By	/s/ Eugene F. Martin

Title: Managing Director

Letter Amendment

JPMORGAN CHASE BANK, N.A.
By	/s/ Thomas H. Kozlark

Title: Vice President

J. P. MORGAN SECURITIES INC.
By	/s/ Benjamin D. Ben-Attar

Title: Vice President:

Letter Amendment

Agreed to and Accepted this 2nd day of August, 2006
ONE EQUITY PARTNERS II, L.P.
BY:	OEP GENERAL PARTNER II, L.P. ITS GENERAL PARTNER
BY:	OEP HOLDING CORPORATION ITS GENERAL PARTNER
By	/s/ Daniel J. Selmonosky

Title: Managing Director

Letter Amendment